Exhibit 99.1

News Release

Contact:  David Amy, EVP & Chief Financial Officer

Lucy Rutishauser, VP-Corporate Finance & Treasurer

(410) 568-1500

SINCLAIR REPORTS $0.23 DILUTED EARNINGS PER SHARE IN SECOND
QUARTER 2011; DECLARES $0.12 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (August 3, 2011) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2011.

“Despite the production disruptions in the auto industry as a result of the Japanese earthquake and tsunami, ad spending on our stations by the auto industry grew 2.4% in the second quarter due to increased spending by local dealers,” commented David Smith, President and CEO of Sinclair.  “While Toyota and Honda were affected the most, other auto dealers such as Hyundai, Kia and GM increased their marketing.  During the quarter, we also experienced growth in paid programming/direct response, categories which had been down for quite some time, but appear to have turned the corner.”

Mr. Smith continued, “The political season is beginning to heat up, and with a cast of Republican presidential contenders, that should make for robust political spending during the primaries.  We further expect issue spending to increase as a result of the many heated topics facing the country, particularly as a result of the nation’s debt crisis, increased government spending and continued high unemployment.  We believe that political spending at the state and local levels will increase in the upcoming political season due to highly charged issues such as state and municipal employee collective bargaining, immigration and state government budgets.  While it is still too early for us to predict political revenues in 2012, recent estimates by third parties range from increases of high single digits to high teen percents versus 2010 levels.”

Financial Results:

Net broadcast revenues from continuing operations were $159.3 million for the three months ended June 30, 2011, an increase of 0.3% versus the prior year period result of $158.7 million.  The Company had operating income of $57.6 million in the three-month period, as compared to operating income of $56.0 million in the prior year period.  The Company had net income attributable to Sinclair of $18.6 million in the three-month period versus net income of $17.3 million in the prior year period.

The Company reported diluted earnings per common share of $0.23 for the three-month period versus diluted income per common share of $0.21 in the prior year period.

Net broadcast revenues from continuing operations for the six months ended June 30, 2011 were $315.1 million, an increase of 2.8% versus the prior year period result of $306.6 million.  The Company had operating income of $108.0 million in the six-month period versus the prior year period operating income of $101.6 million.  The Company had net income attributable to Sinclair of $33.9 million in the six-month period versus net income of $28.8 million in the prior year period.

The Company reported diluted earnings per common share of $0.42 in the six-month period versus diluted income per common share of $0.36 in the prior year period.

Operating Statistics and Income Statement Highlights:

–                 Political revenues were $1.2 million in the second quarter 2011 versus $3.8 million in second quarter 2010.

–                 Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 5.0% in the second quarter 2011 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 12.8% versus the second quarter 2010.  Excluding political revenues, local net broadcast revenues were up 5.3% and national net broadcast revenues were down 7.8% in the second quarter due to declines in spending by telecommunications, media, home products and the services categories.

–                 Advertising categories that reported the largest spending increases in the second quarter were automotive, retail, paid programming/direct response, and medical, while services, media spending, telecommunications, and home products were down the most.  Automotive, our largest category, was up 2.4% in the quarter.

–                 During the quarter, the Company acquired Ring of Honor, the third largest wrestling promotion in the country, which will be aired in each of the Company’s markets beginning September 24, 2011.

–                 In July 2011, the 9 CW stations that we own, operate or provide sales services to, plus another that is a simulcast, extended their affiliation agreements with the CW Network until August 2016.

Balance Sheet and Cash Flow Highlights:

–                 Debt on the balance sheet, net of $50.5 million in cash, was $1,136.5 million at June 30, 2011 versus net debt of $1,133.4 million at March 31, 2011.

–                 On April 15, 2011, the Company redeemed all $70.0 million principal amount outstanding of the 6.0% Convertible Subordinated Debentures due 2012.

–                 On June 15, 2011, the Company paid a $0.12 per share quarterly cash dividend to its shareholders.

–                 As of June 30, 2011, 52.0 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 80.9 million common shares outstanding.

–                 Capital expenditures in the second quarter were $14.6 million.

–                 Program contract payments for continuing operations were $18.1 million in the second quarter.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its third quarter 2011 and full year 2011 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“Despite the economic concerns still plaguing the country, we continue to be on track to grow our 2011 net broadcast revenues excluding political,” commented David Amy, EVP and CFO.  “Leading that growth expectation is auto ad spending and retransmission revenues.  We look forward to the start of the Fall season with FOX’s highly anticipated new show, ‘The X Factor,’ ABC’s returning hit, ‘Dancing with the Stars,’ and a strike-averted NFL season.”

–                 The Company expects third quarter 2011 station net broadcast revenues from continuing operations, before barter, to be approximately $150.6 million to $152.6 million, down 3.9% to 5.2% due to the absence of political.  This assumes approximately $2.6 million in political revenues in the third quarter as compared to $9.8 million in third quarter 2010.  Excluding political, net broadcast revenues are expected to be down 0.7% to up 0.6% in the quarter.

–                 The Company expects barter revenue to be approximately $17.0 million in the third quarter.

–                 The Company expects barter expense to be approximately $17.0 million in the third quarter.

–                 The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the third quarter to be approximately $72.9 million, a 2.9% increase from third quarter 2010 television expenses of $70.9 million.  On a full year basis, television expenses are expected to be approximately $294.5 million, up 4.7% as compared to 2010 television expenses of $281.3 million.  The 2011 expense forecast includes $1.3 million of stock-based compensation expense for the year as compared to $1.7 million for 2010.

–                 The Company expects program contract amortization expense to be approximately $13.8 million in the third quarter and $53.0 million for 2011, as compared to the 2010 actuals of $15.9 million and $60.9 million for the quarter and year, respectively.

–                 The Company expects program contract payments to be approximately $15.8 million in the third quarter and $68.3 million for 2011, as compared to the 2010 actuals of $20.2 million and $89.0 million for the quarter and year, respectively.

–                 The Company expects corporate overhead to be approximately $7.3 million in the third quarter and $30.1 million for 2011, as compared to the 2010 actuals of $6.2 million and $26.8 million for the quarter and year, respectively.  The 2011 corporate expense forecast includes $3.6 million of stock-based compensation expense for the year as compared to $2.5 million for 2010.

–                 The Company expects other operating division revenues less other operating division expenses to be $1.0 million of income in the third quarter and $3.0 million of income for 2011, assuming current equity interests, and as compared to the 2010 actuals of $0.6 million of income in the quarter and $0.7 million of income for the year.

–                 The Company expects discontinued operations income of $0.3 million for the third quarter and $1.0 million for 2011, as compared to the 2010 actuals of $0.3 million and $0.7 million for the quarter and year, respectively.

–                 The Company expects depreciation on property and equipment to be approximately $8.2 million in the third quarter and $31.8 million for 2011, assuming the capital expenditure assumptions below, and as compared to the 2010 actuals of $9.0 million and $36.3 million for the quarter and year, respectively.

–                 The Company expects amortization of acquired intangibles to be approximately $3.7 million in the third quarter and $15.7 million for 2011, as compared to the 2010 actuals of $4.2 million and $16.7 million for the quarter and year, respectively.

–                 The Company expects net interest expense to be approximately $24.2 million in the third quarter and $101.9 million for 2011 (approximately $92.8 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2010 actuals of $31.1 million and $114.9 million ($103.9 million on a cash basis) for the third quarter and year, respectively.

–                 The Company expects a current tax provision from continuing operations of approximately $0.3 million and $7.1 million in the third quarter and for the full year 2011, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 37.3% and 37.4% for the third quarter and full year, respectively.

–                 The Company expects to spend approximately $11.3 million in capital expenditures in the third quarter and approximately $36.5 million for the year in order to take advantage of the bonus depreciation tax deduction rules.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2011 results on Wednesday, August 3, 2011, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Station broadcast revenues, net of agency commissions	$159,259	$158,709	$315,118	$306,631
Revenues realized from station barter arrangements	18,498	17,985	35,720	32,761
Other operating divisions revenues	8,830	6,497	15,236	11,264
Total revenues	186,587	183,191	366,074	350,656
OPERATING EXPENSES:
Station production expenses	42,917	38,645	85,262	74,563
Station selling, general and administrative expenses	30,192	30,554	60,754	61,196
Expenses recognized from station barter arrangements	16,531	15,748	32,258	28,979
Amortization of program contract costs and net realizable value adjustments	12,666	15,303	25,284	31,217
Other operating divisions expenses	7,763	6,433	14,266	12,109
Depreciation of property and equipment	7,859	9,093	15,917	18,714
Corporate general and administrative expenses	7,073	7,250	15,737	13,827
Amortization of definite-lived intangible assets	4,028	4,205	8,578	8,464
Total operating expenses	129,029	127,231	258,056	249,069
Operating income	57,558	55,960	108,018	101,587
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(24,628)	(28,132)	(53,508)	(56,895)
Loss from extinguishment of debt	(3,478)	(149)	(4,402)	(438)
Income (loss) from equity and cost method investments	815	(1,024)	826	(481)
Gain on insurance settlement	—	—	1,723	—
Other income, net	585	539	1,054	1,183
Total other expense	(26,706)	(28,766)	(54,307)	(56,631)
Income from continuing operations before income taxes	30,852	27,194	53,711	44,956
INCOME TAX PROVISION	(12,476)	(10,516)	(20,501)	(17,465)
Income from continuing operations	18,376	16,678	33,210	27,491
DISCONTINUED OPERATIONS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income from discontinued operations, includes income tax provision of $140, $244, $365 and $447, respectively	101	274	394	455
NET INCOME	18,477	16,952	33,604	27,946
Net loss attributable to the noncontrolling interests	102	321	254	847
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$18,579	$17,273	$33,858	$28,793
Dividends declared per share	$0.12	$—	$0.24	$—

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.23	$0.22	$0.42	$0.36
Basic earnings per share	$0.23	$0.22	$0.42	$0.36
Diluted earnings per share from continuing operations	$0.23	$0.21	$0.42	$0.36
Diluted earnings per share	$0.23	$0.21	$0.42	$0.36
Weighted average common shares outstanding	80,912	80,307	80,746	80,133
Weighted average common and common equivalent shares outstanding	81,169	86,985	81,004	81,175

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2011	March 31, 2011
Cash & cash equivalents (1)	$50,531	$123,367
Total current assets	246,584	321,370
Total long term assets	1,250,714	1,249,820
Total assets	1,497,298	1,571,190

Current portion of debt (2)	27,528	90,801
Total current liabilities	177,567	261,002
Long term portion of debt	1,159,496	1,166,020
Total long term liabilities	1,455,038	1,454,767
Total liabilities	1,632,605	1,715,769

Total stockholders’ deficit	(135,307)	(144,579)
Total liabilities & stockholders’ deficit	$1,497,298	$1,571,190

(1) March balance includes $70.0 million for the April 15, 2011 redemption of the outstanding principal amount of 6.0% notes.

(2) March balance includes $70.0 million principal amount of 6% notes redeemed April 2011.

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2011	2011
Net cash flow from operating activities	$13,291	$67,787
Net cash flow (used in) from investing activities	(17,187)	(25,411)
Net cash flow used in financing activities	(68,940)	(13,540)

Net decrease in cash & cash equivalents	(72,836)	28,836
Cash & cash equivalents, beginning of period	123,367	21,695
Cash & cash equivalents, end of period	$50,531	$50,531